EXHIBIT C-1

Information with Respect to Transactions Effected

Shipping Participations Inc.

Date of Transaction	Type of Transaction	Number of Class A Common Shares Purchased or Acquired/(Sold)	Average Price per Class A Common Share
April 9, 2025	Open Market Purchase	250,000	$19.68895
March 31, 2025	Equity Incentive Plan	36,198	N/A